SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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240.14a-12

The SMALLCap Fund, Inc.
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- (Name of Registrant as Specified in its Charter)
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- Ralph W. Bradshaw
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Registrant)
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Ralph W. Bradshaw
One West Pack Square, Suite 1650
Asheville, NC 28801
Phone (828) 210-8184    FAX (828) 210-8183

March 18, 2003

Dear Fellow Shareholder of The SmallCap Fund, Inc,

YOUR DECISION IS IMPORTANT. PLEASE VOTE TODAY SO YOUR VOTE CAN COUNT FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS.

When you have the facts, THE GREEN PROXY IS YOUR CLEAR CHOICE

I believe that stockholders are not well served by the Fund's Management consisting of the officers and a slim 4-to-3 majority of the directors. Why?

FACT - Our Fund's investment performance has been dismal.

For years, the Fund's performance has badly trailed its chosen benchmark, the S&P Small Cap 600 Index. In fact, the 2002 Annual Report clearly shows that anyone who purchased and held the Fund for the prior 1, 3, 5, or 10 years would have under-performed the benchmark for EVERY SINGLE ONE of the periods.
Perhaps in an attempt to defend this poor record, the Fund's adviser has chosen to participate in this contest.

FACT - Only here can you vote to receive full net asset value for your shares.

The Shareholder Value Proposal, which is included only in this proxy and is intended to be presented at the meeting, allows you to express your opinion on receiving full net asset value ("NAV") for your shares. The voice of stockholders should be heard, not avoided, and the nominees in this proxy, if elected, will create a majority on the Board who are committed to following the expressed will of the stockholders.

FACT - Management strives to protect itself against the will of the stockholders.

This Management has sought to effectively remove stockholders from the decision making process. Last year, only minutes before the defeat of their candidates at the hands of the stockholders, they expanded the Board and appointed themselves into control, thus eliminating stockholders from this decision. In view of the 2003 meeting, they passed several Bylaws that limit voting rights of stockholders and place control of future directors into the hands of incumbents. Finally, just days ago, the Board passed another Bylaw that effectively protects incumbent Board members, even those never elected by stockholders, from being replaced by opposition candidates. Though these Bylaws limit stockholder rights and affect their investment in the Fund, the Board rejected requests to seek stockholder approval for their adoption.

FACT - Management fabricates scare scenarios while avoiding the facts.

It has been plainly stated that neither my advisory firm nor I will accept an investment management contract from The SMALLCap Fund under any circumstances and, furthermore, I am not advocating a change from small-cap stocks. In spite of this, the Fund's proxy warns of ominous consequences from electing Directors not supported by management, "based on knowledge of what the dissident stockholder and his nominees have done to other closed-end funds in the
past...".   What has been "done to other closed-end funds in the past"?  These nominees and I serve together on Boards of three funds that have been responsive to their stockholders, have slashed expenses, and have consistently outperformed their index benchmark. Stockholders voted on options for change and the Boards then followed their direction. Prior to our stewardship, they traded at substantial discounts but on 3/14/03, two closed at discounts of -3% and -5%
while the other closed at a +4% premium to NAV.   It is time for our Fund to
have a majority of its directors counted as those who put the wishes of the stockholders before their own.

Vote FOR these Director nominees.

Thomas Lenagh and Edwin Meese are candidates of impeccable character who offer broad experience and wise counsel to the Fund's Board of Directors. Their background goes far beyond involvement on other Boards with me.

Vote FOR an option to get FULL VALUE - the Shareholder Value Proposal

In spite of my support and that of our Fund's Management, last year's merger proposal was rejected by stockholders. I believe stockholders deserve this opportunity to express their views on receiving full NAV for their shares.

WHY VOTE ON THE GREEN PROXY?

Only here can you elect Directors who will follow the direction of stockholders on these matters and who, together with the current minority of three, would constitute a majority of the Board. Likewise, only here can you vote on the Shareholder Value Proposal.

If you have already returned the WHITE proxy card sent to you by the Fund, you may revoke that proxy and vote for these nominees and the proposal by marking, signing, dating, and mailing a later dated GREEN proxy card.

This proxy contest is about determining the will of our Fund's shareholders by giving them a voice and a choice. Unfortunately, others in our Fund's management have chosen to spend stockholder assets to limit those options. They have chosen to attack me personally through unfounded allegations and misrepresentations, to question my motives, and to speculate about serious but
undefined consequences of not voting for their nominees.   Furthermore, I do not
believe it is coincidence when tabloid-like articles suddenly and conveniently appear in business publications advancing serious charges that are unsupported by facts.

I have provided a brief response to several points raised in misleading fashion by our Fund. This contest is not about changing the investment adviser of our Fund, and, as my proxy statement makes clear, I am not seeking to make such a change. I do, however, firmly believe that a fund's management should be directly influenced by the expressed will of the majority of its true owners, the stockholders. If you share my view, I urge you to vote the GREEN proxy.

Thank you for taking the time to help decide the future of your investment in our Fund. If I may answer any questions or provide additional information, please call me at (828) 210-8184.

Sincerely,


Ralph W. Bradshaw